As filed with the Securities and Exchange Commission on July 19, 2010

Registration No. 333-31820

Registration No. 333-68292

Registration No. 333-104403

Registration No. 333-120430

Registration No. 333-126301

Registration No. 333-135100

Registration No. 333-151497

Registration No. 333-43412

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-31820

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68292

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-104403

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-120430

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-126301

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-135100

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151497

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-43412

UNDER

THE SECURITIES ACT OF 1933

HEALTHTRONICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	58-2210668
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

(610) 558-9800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

HealthTronics, Inc. Stock Option Plan

HealthTronics, Inc. Stock Option Plan – 2000

HealthTronics, Inc. Stock Option Plan – 2001

HealthTronics Surgical Services, Inc. Stock Option Plan – 2002

Prime Medical Services, Inc. 2003 Stock Option Plan and

Amended and Restated 1993 Stock Option Plan

HealthTronics, Inc. 2004 Equity Incentive Plan, as amended

(Full titles of the Plans)

Caroline B. Manogue

Executive Vice President, Chief Legal Officer and Secretary

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

(610) 558-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Eileen T. Nugent, Esq.

Brandon Van Dyke, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐(Do not check if a smaller reportingcompany)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of HealthTronics, Inc. (“HealthTronics”) on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”):

•	Registration Statement No. 333-31820, registering 800,000 shares of HealthTronics’ common stock, without par value (“Company Common Stock”), under the HealthTronics, Inc. Stock Option Plan;

•	Registration Statement No. 333-43412, registering 1,000,000 shares of Company Common Stock under the HealthTronics, Inc. Stock Option Plan - 2000;

•	Registration Statement No. 333-68292, registering 500,000 shares of Company Common Stock under the HealthTronics, Inc. Stock Option Plan - 2001;

•

Registration Statement No. 333-104403, registering 500,000 shares of HealthTronics Surgical Services, Inc. common stock, without par value, under the HealthTronics Surgical Services, Inc. Stock Option Plan - 2002;

•

Registration Statement No. 333-120430, registering 2,164,167 shares of Company Common Stock under the Prime Medical Services, Inc. Amended and Restated 1993 Stock Option Plan and Prime Medical Services, Inc. 2003 Stock Option Plan;

•	Registration Statement No. 333-126301, registering 950,000 shares of Company Common Stock under the HealthTronics 2004 Equity Incentive Plan, as amended;

•	Registration Statement No. 333-135100, registering 2,000,000 shares of Company Common Stock under the HealthTronics 2004 Equity Incentive Plan, as amended; and

•	Registration Statement No. 333-151497, registering 2,850,000 shares of Company Common Stock under the HealthTronics 2004 Equity Incentive Plan, as amended.

HealthTronics, Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Parent”), and HT Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger dated as of May 5, 2010 (the “Merger Agreement”), pursuant to which, among other things, Purchaser would merge with and into HealthTronics (the “Merger”), HealthTronics would become a wholly-owned subsidiary of Parent, and all outstanding shares of Company Common Stock would be converted into the right to receive $4.85 in cash. The Merger became effective on July 12, 2010 (the “Effective Time”) following the filing of a Certificate of Merger with the Secretary of State of the State of Georgia.

As a result of the Merger, HealthTronics has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, HealthTronics hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by HealthTronics in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of HealthTronics registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 16, 2010.

HEALTHTRONICS, INC.
By:	/S/ JAMES S. B. WHITTENBURG
JAMES S. B. WHITTENBURG
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES S.B.WHITTENBURG James S.B.Whittenburg	President and Chief Executive Officer (Principal Executive Officer)	July 16, 2010

/S/ RICHARD A. RUSK Richard A. Rusk	Chief Financial Officer and Vice President (Principal Financial and Accounting Officer)	July 16, 2010

/S/ DAVID P. HOLVECK David P. Holveck	Director	July 16, 2010

/S/ ALAN G. LEVIN Alan G. Levin	Director	July 16, 2010

/S/ IVAN GERGEL, M.D. Ivan Gergel, M.D.	Director	July 16, 2010

/S/ CAROLINE B. MANOGUE Caroline B. Manogue	Director	July 16, 2010